Exhibit 99.1

For Immediate Release – July 28, 2011

Telular Corporation Reports Third Quarter 2011 Results

-	Company Reports Adjusted Net Income before Non-Cash Items of $ 3.0 million
-	Guidance for Fiscal 2011 Net Income before Non-Cash Items Increases to $9.0 - $9.5 million
-	Total Revenue Increases 17% Year-Over-Year to $12.8 million
-	Company Declares Regular Quarterly Dividend of $0.10 Per Share

CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS), a global leader in connecting businesses and machines over wireless networks, today announced financial results for the third fiscal quarter ended June 30, 2011.  In the third quarter 2011, Telular reported revenue of $12.8 million and pre-tax income of $2.3 million.

Third quarter 2011 net income before non-cash items was $3.0 million, a 70% year-over-year increase.  Net income before non-cash items is a non-GAAP measure that adds back depreciation, amortization, stock-based compensation expense, and non-cash deferred tax provision to net income. For further information, see the reconciliation of this measure to net income in accordance with GAAP, on the last page of this press release.

As part of the Company’s current dividend policy, Telular also declared a quarterly dividend of $0.10 per share on its common stock, payable August 22, 2011, to shareholders of record as of the close of business on August 15, 2011.  During the third quarter, the Company paid shareholders a dividend totaling $1.5 million and ended the quarter with $10.0 million of cash on the balance sheet.

In the third quarter of 2011, total recurring service revenue from both the Telguard and TankLink lines of business increased 13% over the prior year period to $8.0 million.  Total Telguard revenues were $10.5 million and during the quarter, Telular sold 24,300 Telguard units and activated 22,400 new Telguard subscribers.  As expected, the total number of Telguard subscribers decreased sequentially to 556,300 while average revenue per unit, or ARPU, increased sequentially to $4.20 from $4.08.  As stated last quarter, while we are experiencing a modest decrease in our total subscriber base due to a continuing account reconciliation project of a large customer, we are also achieving higher ARPU because of our more profitable subscriber mix.

Total TankLink sales in the third quarter were $1.8 million and TankLink service revenues increased 12% sequentially to $898,000 from $805,000.  The quarter ended with 21,200 billable tanks generating an ARPU of $13.78, up 10% from $12.53 on a sequential basis.  The Company sold approximately 1,500 tank monitoring units, which generated TankLink product revenues of $897,000.

“We had a strong third quarter of 2011 as we continued to accelerate our Telguard sales and substantially improved revenues from our TankLink business,” commented Joe Beatty, president and chief executive officer of Telular Corporation.  “Telguard unit sales are tracking at the high end of our sales guidance and we are pleased about the continued growth and margin expansion in our TankLink business. We demonstrated our commitment to delivering shareholder value by issuing our regular quarterly dividend while still growing cash on hand to over $10 million,” concluded Mr. Beatty.

“Our recurring service revenue base continues to grow; up 13% this quarter over last year, which gives us strong visibility into our business,” added Jonathan Charak, chief financial officer of Telular Corporation.  “Importantly, we increased service margins 650 basis points over last year as a result of an improvement in service costs as well as a more profitable mix in our customer base.  Looking forward, we are raising our guidance for fiscal 2011 net income before non-cash items to $9.0 - $9.5 million.”

Investor Conference Call

Telular’s quarterly conference call will be held today at 4:30 p.m. ET. To participate on the teleconference from the United States and Canada dial 877-941-9205 (International dial 480-629-9692). A replay of the call will be available from July 28, 2011 beginning at 6:30 p.m. ET (5:30 p.m. CT) through July 30, 2011 ending at 11:59 p.m. ET (10:59 p.m. CT) by dialing 800-406-7325 (enter pass code 4455881#) or internationally at: 303-590-3030 (enter pass code 4455881#). The replay will also be available via webcast from the Company's corporate website at http://www.telular.com.

About Telular

Telular Corporation provides remote monitoring solutions for business and residential customers, enabling security systems and industrial applications to exchange actionable information, typically through the use of wireless technology. With over 20 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment or disruption. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta and Miami. For more information, please visit www.telular.com.

Investor Contact:
The Blueshirt Group
Brinlea Johnson
brinlea@blueshirtgroup.com
(212) 331-8424

Media Contact:
Pam Benke
Telular Corporation
pbenke@telular.com
(678) 909-4616

Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements.  Statements regarding expectations, including performance assumptions, estimates relating to future cash flows, levels of demand for our products, dividend amounts and capital requirements, as well as other statements that are not historical facts, are forward-looking statements. For example, the statement ”we are raising our guidance for fiscal 2011 net income before non-cash items to $9.0 - $9.5 million” is a forward-looking statement. These statements reflect management’s judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer growth and retention, pricing, operating costs and the economic environment.  It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2010. Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)

BALANCE SHEETS

	June 30,	September 30,
	2011	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$10,013	$27,678
Trade receivables, net	5,989	7,056
Inventories, net	4,137	4,821
Deferred taxes	246	336
Prepaid expenses and other current assets	941	290
Total current assets	21,326	40,181

Property and equipment, net	2,167	2,169
Long term deferred taxes	33,003	34,698
Other assets	11,241	4,503
Total assets	$67,737	$81,551

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$7,113	$6,135
Long-term liabilities	749	529
Total stockholders' equity	59,875	74,887
Total liabilities and stockholders' equity	$67,737	$81,551

Outstanding shares	15,101,245	14,871,889

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)
Net cash provided by (used in):
Operating activities	$9,965	$7,415
Investing activities	(8,606)	(582)
Financing activities	(19,024)	(142)
Net increase (decrease) in cash and cash equivalents	$(17,665)	$6,691

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Revenues
Net product sales	$4,837	$3,948	$14,315	$15,072
Service revenue	7,987	7,054	23,091	20,308
Total revenue	12,824	11,002	37,406	35,380

Cost of Sales
Net product cost of sales	3,312	3,310	10,432	12,460
Service cost of sales	2,543	2,704	8,416	8,101
Total cost of sales	5,855	6,014	18,848	20,561

Gross margin	6,969	4,988	18,558	14,819

Operating Expenses
Engineering and development expenses	1,122	1,044	3,358	3,552
Selling and marketing expenses	1,970	1,382	5,451	4,567
General and administrative expenses	1,587	1,659	5,492	4,640
Total operating expenses	4,679	4,085	14,301	12,759

Income from operations	2,290	903	4,257	2,060
Other income, net	-	99	131	276
Net income before income taxes	2,290	1,002	4,388	2,336
Provision for income taxes	255	42	1,852	84
Net income	$2,035	$960	$2,536	$2,252

Income per common share:
Basic	$0.14	$0.06	$0.17	$0.15
Diluted	$0.13	$0.06	$0.16	$0.15

Weighted average number of common shares outstanding:
Basic	15,072,061	14,939,803	15,008,214	14,937,170
Diluted	16,017,257	15,325,862	15,868,051	15,351,480

Reconciliation of Non-GAAP Measures

We use net income before non-cash items as an additional measure of our operating performance.  This measure is not recognized under generally accepted accounting principles.  The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Net income	$2,035	$960	$2,536	$2,252
Non-cash compensation	335	529	1,347	1,275
Depreciation and amortization	496	293	1,290	852
Non-cash deferred tax provision	174	-	1,676	-
Net income before non-cash items	$3,040	$1,782	$6,849	$4,379

Net income before non-cash items should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States.  While we believe that net income before non-cash items, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation.  Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment.  Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.